Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Record Results for Fiscal 2022

◦Company Exceeds Full-Year Earnings Outlook for Revenue, EPS, and Cash Flow
◦Revenue of $266.9 Million in Q4 and $1,086.8 Million for Full-Year Fiscal 2022, up 12.3% and 15.2% versus Prior Year, respectively
◦Adjusted Diluted EPS of $4.06 for Fiscal 2022, up 25.3% versus Prior Year
◦Net Cash Provided by Operating Activities of $259.9 Million and Record Non-GAAP Free Cash Flow of $253.7 Million in Full-Year Fiscal 2022
◦Initial Full-Year Fiscal 2023 Revenue Outlook of Approximately 3% to 4%
◦Board of Directors Authorizes New $50 million Share Repurchase Program

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-May 5, 2022-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its fourth quarter and fiscal year ended March 31, 2022.

“We are very pleased with our record fiscal 2022 that included double-digit revenue, earnings, and cash flow growth. This performance is the result of our proven business strategy and benefits of our leading portfolio of brands, which enabled us to continue delivering these outstanding results in a dynamic operating environment. The results are a continuation of our long history of delivering value for our stakeholders through successful execution of our business strategy. We look forward to discussing this history of success and what gives us confidence in future growth during tomorrow’s earnings call,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Fourth Fiscal Quarter Ended March 31, 2022

Reported revenues in the fourth quarter of fiscal 2022 of $266.9 million increased 12.3% versus $237.8 million in the fourth quarter of fiscal 2021. Revenues increased 5.9% excluding the impact of foreign currency and a $16.3 million contribution from the acquisition of Akorn. The revenue performance for the quarter was driven by continued strong performance across many of the Company’s key brands including improved demand for certain brands, categories and channels that had been impacted by the COVID-19 virus in the prior year fourth quarter such as higher demand for cough & cold products.

Reported net income for the fourth quarter of fiscal 2022 totaled $52.1 million, compared to the prior year quarter’s net income of $35.5 million. Diluted earnings per share of $1.02 for the fourth quarter of fiscal 2022 compared to $0.70 in the prior year comparable period. On a non-GAAP basis, excluding discrete tax items, adjusted net income and adjusted diluted earnings per share in fiscal 2022 of $46.3 million and $0.91 per share, respectively, compared to $39.9 million and $0.79 per share, respectively, in the prior year comparable period.

The adjustment of net income in the fourth quarter fiscal 2022 reflects a tax rate adjustment to account for a discrete benefit associated with a change in the Company’s deferred state tax liabilities. The adjustment of net income in the fourth quarter fiscal 2021 includes a loss on extinguishment of debt and the related income tax effects.

Fiscal Year Ended March 31, 2022

Reported revenues for the fiscal year 2022 totaled $1,086.8 million, an increase of 15.2%, compared to revenues of $943.4 million for the fiscal year 2021. Revenues increased 10.1% excluding the impact of foreign currency and a $42.2 million contribution from the acquisition of Akorn. The revenue performance for the fiscal year 2022 was driven by consumption growth across the majority of the Company’s portfolio as well as improved demand for certain brands, categories and channels that had been impacted by the COVID-19 virus in the prior fiscal year.

Reported net income for fiscal 2022 totaled $205.4 million versus the prior year comparable period net income of $164.7 million. Diluted earnings per share were $4.04 for fiscal 2022 compared to $3.25 per share in the prior fiscal year. On a non-GAAP basis, adjusted net income and adjusted diluted earnings per share for fiscal 2022 were $206.3 million and $4.06, respectively, compared to $164.0 million and $3.24 per share, respectively, in the prior fiscal year.

Adjustments to net income in fiscal 2022 included integration, transition, purchase accounting, legal and various other costs associated with the Akorn acquisition as well as a loss on extinguishment of debt and the related income tax effects of the adjustments and a normalized tax rate adjustment to account for discrete items. The adjustments of net income in fiscal 2021 related to a loss on extinguishment of debt as well as the final regulations issued during the period for certain tax elements imposed under the domestic Tax Cuts and Jobs Act, which resulted in a one-time discrete benefit associated with the utilization of foreign tax credits.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for fourth quarter fiscal 2022 was $63.1 million, compared to $59.1 million during the prior year comparable period. Non-GAAP free cash flow in the fourth quarter of fiscal 2022 was $60.0 million compared to $54.2 million in the prior year fourth quarter. The Company's net cash provided by operating activities for fiscal 2022 was $259.9 million, compared to $235.6 million during the prior year comparable period. Non-GAAP adjusted free cash flow for fiscal 2022 was $253.7 million compared to $213.4 million in the prior fiscal year.

The Company's net debt position as of March 31, 2022 was approximately $1.5 billion, resulting in a covenant-defined leverage ratio of 3.8x.

Share Repurchase Program Authorization

On May 3, 2022 the Company’s Board of Directors authorized the repurchase of up to $50.0 million of the Company’s issued and outstanding common stock. Under the authorization, the Company may purchase common stock through May, 2023 utilizing open market transactions, transactions structured through investment banking institutions, in privately-negotiated transactions, by direct purchases of common stock or a combination of the foregoing in compliance with the applicable rules and regulations of the Securities and Exchange Commission.

The timing of the purchases and the amount of stock repurchased is subject to the Company's discretion and will depend on market and business conditions, applicable legal and credit requirements and other corporate considerations including the Company’s historical strategy of pursuing accretive acquisitions and deleveraging.

Segment Review

North American OTC Healthcare: Segment revenues of $232.9 million for the fourth quarter of fiscal 2022 increased 10.1% versus the prior year comparable quarter's segment revenues of $211.5 million.

The fourth quarter fiscal 2022 revenue performance was driven by strong performance across a majority of the Company’s key brands versus their respective categories and increased demand in certain COVID-19 impacted categories such as cough & cold and motion sickness categories. The fourth quarter fiscal 2022 revenue performance also included an approximate $16 million contribution from the acquisition of Akorn.

For the fiscal year 2022, reported revenues for the North American OTC segment were $967.9 million, an increase of 14.0% compared to $849.3 million in the prior fiscal year, driven by similar factors attributable to the fourth quarter performance including an approximate $42 million contribution from the acquisition of Akorn.

International OTC Healthcare: Record segment fiscal fourth quarter 2022 revenues of $34.0 million increased 29.4% from $26.3 million reported in the prior year comparable period. The revenue increase versus the prior year related primarily to an increase in consumer activity in Australia, which drove a sharp rise in demand for Hydralyte and other COVID-19 impacted brands.

For the fiscal year 2022, reported revenues for the International OTC Healthcare segment were $118.9 million, an increase of 26.5% over the prior fiscal year revenues of $94.0 million. The increase was driven by similar factors attributable to the fourth quarter performance, along with a foreign currency benefit of $1.8 million.

Commentary and Outlook for Fiscal 2023

Ron Lombardi, Chief Executive Officer, stated, “During fiscal 2022 we generated record earnings and free cash flow even with a backdrop of resurgences of COVID-19 variants, supply chain challenges, and inflation. Furthermore, consistent with our long-term strategy, we deployed capital strategically by acquiring the TheraTears brand to add to our leading eye care portfolio, while still reducing net leverage. This record performance demonstrates once again that our business strategy and diversified portfolio of consumer healthcare brands gives us the ability to generate outstanding value across economic environments.”

“Building on the solid fiscal 2022 performance, we anticipate continued fiscal 2023 growth off the record year. We expect organic sales growth to track in-line with our long-term expectation of 2% to 3% driven by our time-tested brand-building attributes and pricing actions. We currently anticipate a manageable inflationary and supply chain environment thanks to our leading portfolio and largely domestic-based asset-light model, with the result being operating profits growing at or slightly above our rate of sales. This strong financial outlook will continue to support our long-term strategy of continued debt reduction and other strategic uses of capital to drive long-term shareholder value,” Mr. Lombardi concluded.

Initial Fiscal 2023 Outlook
Revenue	$1,120 to 1,130 million
Organic Revenue Growth	2% to 3%
Diluted E.P.S.	$4.18 to $4.23
Free Cash Flow	$260 million or more

Fiscal Fourth Quarter and Full Year 2022 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its fourth quarter and full-year results tomorrow, May 6, 2022 at 8:30 a.m. ET. The toll-free dial-in numbers are 844-233-9440 for the U.S. & Canada and 574-990-1016 internationally. The conference ID number is 3389356. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

Telephonic replays will be available for approximately one week following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 3389356.

Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "guidance," "strategy," "outlook," "projection," “plan,” "may," "will," "would," "expect," "anticipate," "believe”, "confidence," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, diluted earnings per share, and free cash flow, the impact of supply chain issues and inflation on the Company’s performance, the Company’s ability to execute on its brand-building and capital allocation strategy, and the timing and amount of and source of funds for the Company’s share repurchases. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of business and economic conditions, including as a result of COVID-19 and geopolitical instability, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s manufacturing operations and third party manufacturers and logistics providers and suppliers to meet demand for its products and to avoid inflationary cost increases and disruption as a result of labor shortages. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2021 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
Prestige Consumer Healthcare is a leading consumer healthcare products company with sales throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's®

pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Consolidated Statement of Income and Comprehensive Income
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
(In thousands, except per share data)	2022	2021	2022	2021
Total Revenues	266,936	237,761	1,086,812	943,365

Cost of Sales
Cost of sales excluding depreciation	116,281	99,047	458,942	389,670
Cost of sales depreciation	1,793	1,658	7,224	6,223
Cost of sales	118,074	100,705	466,166	395,893
Gross profit	148,862	137,056	620,646	547,472

Operating Expenses
Advertising and marketing	36,935	36,417	157,343	140,589
General and administrative	27,810	23,823	108,516	85,540
Depreciation and amortization	6,692	5,879	24,868	23,941
Total operating expenses	71,437	66,119	290,727	250,070
Operating income	77,425	70,937	329,919	297,402

Other expense (income)
Interest expense, net	15,973	18,983	64,287	82,328
Loss on extinguishment of debt	—	12,327	2,122	12,327
Other expense (income), net	487	(746)	1,052	(1,366)
Total other expense, net	16,460	30,564	67,461	93,289
Income before income taxes	60,965	40,373	262,458	204,113
Provision for income taxes	8,879	4,859	57,077	39,431
Net income	$52,086	$35,514	$205,381	$164,682

Earnings per share:
Basic	$1.03	$0.71	$4.09	$3.28
Diluted	$1.02	$0.70	$4.04	$3.25

Weighted average shares outstanding:
Basic	50,363	50,031	50,259	50,210
Diluted	50,972	50,512	50,842	50,605

Comprehensive income, net of tax:
Currency translation adjustments	3,741	(2,106)	(1,296)	20,333
Unrealized gain on interest rate swaps	188	698	1,819	3,045
Unrecognized net gain (loss) on pension plans	246	(1,162)	246	1,172
Net gain on pension distribution reclassified to net income	—	—	—	(190)
Total other comprehensive income (loss)	4,175	(2,570)	769	24,360
Comprehensive income	$56,261	$32,944	$206,150	$189,042

Prestige Consumer Healthcare Inc.
Consolidated Balance Sheet
(Unaudited)

(In thousands)	March 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$27,185	$32,302
Accounts receivable, net of allowance of $19,720 and $16,457, respectively	139,330	114,671
Inventories	120,342	114,959
Prepaid expenses and other current assets	6,410	7,903
Total current assets	293,267	269,835

Property, plant and equipment, net	71,300	70,059
Operating lease right-of-use assets	20,372	23,722
Finance lease right-of-use assets, net	6,858	8,986
Goodwill	578,976	578,079
Intangible assets, net	2,696,635	2,475,729
Other long-term assets	3,273	2,863
Total Assets	$3,670,681	$3,429,273

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$55,760	$45,978
Accrued interest payable	4,437	6,312
Operating lease liabilities, current portion	6,360	5,858
Finance lease liabilities, current portion	2,752	2,588
Other accrued liabilities	74,113	61,402
Total current liabilities	143,422	122,138

Long-term debt, net	1,476,658	1,479,653
Deferred income tax liabilities	444,917	434,050
Long-term operating lease liabilities, net of current portion	16,088	19,706
Long-term finance lease liabilities, net of current portion	4,501	6,816
Other long-term liabilities	7,484	8,612
Total Liabilities	2,093,070	2,070,975

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued – 54,430 shares at March 31, 2022 and 53,999 shares at March 31, 2021	544	540
Additional paid-in capital	515,583	499,508
Treasury stock, at cost – 4,151 shares at March 31, 2022 and 4,088 at March 31, 2021	(133,648)	(130,732)
Accumulated other comprehensive loss, net of tax	(19,032)	(19,801)
Retained earnings	1,214,164	1,008,783
Total Stockholders' Equity	1,577,611	1,358,298
Total Liabilities and Stockholders' Equity	$3,670,681	$3,429,273

Prestige Consumer Healthcare Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Year Ended March 31,
(In thousands)	2022	2021
Operating Activities
Net income	$205,381	$164,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,092	30,164
Loss on sale or disposal of property and equipment	271	220
Deferred income taxes	9,979	18,628
Amortization of debt origination costs	4,230	4,979
Stock-based compensation costs	9,039	8,543
Loss on extinguishment of debt	2,122	12,327
Non-cash operating lease cost	6,706	7,082
Impairment loss	1,057	2,434
Other	(9)	(7,854)
Changes in operating assets and liabilities:
Accounts receivable	(24,654)	36,872
Inventories	663	2,972
Prepaid expenses and other current assets	1,448	(3,227)
Accounts payable	9,154	(17,342)
Accrued liabilities	9,616	(14,912)
Operating lease liabilities	(6,448)	(6,718)
Other	(725)	(3,243)
Net cash provided by operating activities	259,922	235,607

Investing Activities
Purchases of property, plant and equipment	(9,642)	(22,243)
Acquisitions	(247,046)	—
Other	177	—
Net cash used in investing activities	(256,511)	(22,243)

Financing Activities
Proceeds from issuance of senior notes	—	600,000
Repayment of senior notes	—	(600,000)
Term Loan repayments	(600,000)	(195,000)
Proceeds from refinancing of Term Loan	597,000	—
Borrowings under revolving credit agreement	85,000	15,000
Repayments under revolving credit agreement	(85,000)	(70,000)
Payment of debt costs	(6,111)	(17,718)
Payments of finance leases	(2,582)	(1,443)
Proceeds from exercise of stock options	7,040	2,851
Fair value of shares surrendered as payment of tax withholding	(2,916)	(1,242)
Repurchase of common stock	—	(11,867)
Net cash provided by (used in) financing activities	(7,569)	(279,419)
Effects of exchange rate changes on cash and cash equivalents	(959)	3,597
Decrease in cash and cash equivalents	(5,117)	(62,458)
Cash and cash equivalents - beginning of year	32,302	94,760
Cash and cash equivalents - end of year	$27,185	$32,302
Interest paid	$61,364	$80,290
Income taxes paid	$46,568	$34,381

Prestige Consumer Healthcare Inc.
Consolidated Statement of Income
Business Segments
(Unaudited)

	Three Months Ended March 31, 2022
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$232,903	$34,033	$266,936
Cost of sales	104,345	13,729	118,074
Gross profit	128,558	20,304	148,862
Advertising and marketing	32,084	4,851	36,935
Contribution margin	$96,474	$15,453	111,927
Other operating expenses			34,502
Operating income			$77,425
*Intersegment revenues of $0.6 million were eliminated from the North American OTC Healthcare segment.

	Year Ended March 31, 2022
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$967,881	$118,931	$1,086,812
Cost of sales	419,162	47,004	466,166
Gross profit	548,719	71,927	620,646
Advertising and marketing	138,714	18,629	157,343
Contribution margin	$410,005	$53,298	463,303
Other operating expenses			133,384
Operating income			$329,919
*Intersegment revenues of $3.0 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended March 31, 2021
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$211,468	$26,293	$237,761
Cost of sales	91,321	9,384	100,705
Gross profit	120,147	16,909	137,056
Advertising and marketing	31,304	5,113	36,417
Contribution margin	$88,843	$11,796	100,639
Other operating expenses			29,702
Operating income			$70,937
*Intersegment revenues of $0.8 million were eliminated from the North American OTC Healthcare segment.

	Year Ended March 31, 2021
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$849,319	$94,046	$943,365
Cost of sales	359,100	36,793	395,893
Gross profit	490,219	57,253	547,472
Advertising and marketing	122,857	17,732	140,589
Contribution margin	$367,362	$39,521	406,883
Other operating expenses			109,481
Operating income			$297,402
* Intersegment revenues of $3.2 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted Diluted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with products acquired in the current period and the impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus inventory step-up charges associated with acquisition.
•Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.
•Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus costs associated with acquisition.
•Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.
•Non-GAAP EBITDA: GAAP Net Income before interest expense, net, provision for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less inventory step-up charges, costs associated with acquisition in general and administrative expenses, and loss on extinguishment of debt.
•Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income before inventory step-up charges, costs associated with acquisition in general and administrative expenses, loss on extinguishment of debt, applicable tax impact associated with these items, and normalized tax rate adjustment.
•Non-GAAP Adjusted Diluted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the diluted weighted average number of shares outstanding during the period.
•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Non-GAAP Adjusted Free Cash Flow: Non-GAAP Free Cash Flow plus cash payments made for transition and other costs associated with the acquisition.

•Net Debt: Calculated as total principal amount of debt outstanding ($1,495,000 at March 31, 2022 and $1,495,000 at March 31, 2021) less cash and cash equivalents ($27,185 at March 31, 2022 and $32,302 at March 31, 2021). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
(In thousands)
GAAP Total Revenues	$266,936	$237,761	$1,086,812	$943,365
Revenue Change	12.3%		15.2%
Adjustments:
Revenues associated with acquisition (1)	(16,334)	—	(42,420)	—
Impact of foreign currency exchange rates	—	(1,065)	—	4,822
Total adjustments	(16,334)	(1,065)	(42,420)	4,822
Non-GAAP Organic Revenues	$250,602	$236,696	$1,044,392	$948,187
Non-GAAP Organic Revenue Change	5.9%		10.1%
(1) Revenues of our Akorn acquisition are excluded for purposes of calculating Non-GAAP organic revenues.

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
(In thousands)
GAAP Total Revenues	$266,936	$237,761	$1,086,812	$943,365

GAAP Gross Profit	$148,862	$137,056	$620,646	$547,472
GAAP Gross Profit as a Percentage of GAAP Total Revenue	55.8%	57.6%	57.1%	58.0%
Adjustments:
Inventory step-up charges associated with acquisition (1)	—	—	1,567	—
Total adjustments	—	—	1,567	—
Non-GAAP Adjusted Gross Margin	$148,862	$137,056	$622,213	$547,472
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	55.8%	57.6%	57.3%	58.0%
(1) Inventory step-up charges relate to our North American OTC Healthcare segment.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
(In thousands)
GAAP General and Administrative Expense	$27,810	$23,823	$108,516	$85,540
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	10.4%	10.0%	10.0%	9.1%

Adjustments:
Costs associated with acquisition (1)	—	—	5,127	—
Total adjustments	—	—	5,127	—
Non-GAAP Adjusted General and Administrative Expense	$27,810	$23,823	$103,389	$85,540
Non-GAAP Adjusted General and Administrative Expense as a Percentage of GAAP Total Revenues	10.4%	10.0%	9.5%	9.1%
(1) Costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
(In thousands)
GAAP Net Income	$52,086	$35,514	$205,381	$164,682
Interest expense, net	15,973	18,983	64,287	82,328
Provision for income taxes	8,879	4,859	57,077	39,431
Depreciation and amortization	8,485	7,537	32,092	30,164
Non-GAAP EBITDA	85,423	66,893	358,837	316,605
Non-GAAP EBITDA Margin	32.0%	28.1%	33.0%	33.6%

Adjustments:
Inventory step-up charges associated with acquisition in Cost of Sales (1)	—	—	1,567	—
Costs associated with acquisition in General and Administrative Expense (2)	—	—	5,127	—
Loss on extinguishment of debt	—	12,327	2,122	12,327
Total adjustments	—	12,327	8,816	12,327
Non-GAAP Adjusted EBITDA	$85,423	$79,220	$367,653	$328,932
Non-GAAP Adjusted EBITDA Margin	32.0%	33.3%	33.8%	34.9%
(1) Inventory step-up charges relate to our North American OTC Healthcare segment.
(2) Costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Earnings Per Share:

	Three Months Ended March 31,				Year Ended March 31,
	2022	2022 Adjusted EPS	2021	2021 Adjusted EPS	2022	2022 Adjusted EPS	2021	2021 Adjusted EPS
(In thousands, except per share data)
GAAP Net Income and Diluted EPS	$52,086	$1.02	$35,514	$0.70	$205,381	$4.04	$164,682	$3.25
Adjustments:
Inventory step-up charges and other costs associated with acquisition in Cost of Sales (1)	—	—	—	—	1,567	0.03	—	—
Costs associated with acquisition in General and Administrative Expense (2)	—	—	—	—	5,127	0.10	—	—
Loss on extinguishment of debt	—	—	12,327	0.24	2,122	0.04	12,327	0.24
Tax impact of adjustments (3)	—	—	(2,986)	(0.06)	(2,134)	(0.04)	(2,986)	(0.06)
Normalized tax rate adjustment (4)	(5,753)	(0.11)	(4,919)	(0.10)	(5,753)	(0.11)	(10,025)	(0.20)
Total adjustments	(5,753)	(0.11)	4,422	0.09	929	0.02	(684)	(0.01)
Non-GAAP Adjusted Net Income and Adjusted EPS	$46,333	$0.91	$39,936	$0.79	$206,310	$4.06	$163,998	$3.24
(1) Inventory step-up charges relate to our North American OTC Healthcare segment.
(2) Costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.
(3) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(4) Income tax adjustment to adjust for discrete income tax items.
Note: Amounts may not add due to rounding.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
(In thousands)
GAAP Net Income	$52,086	$35,514	$205,381	$164,682
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	13,207	29,904	65,487	76,523
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	(2,167)	(6,331)	(10,946)	(5,598)
Total adjustments	11,040	23,573	54,541	70,925
GAAP Net cash provided by operating activities	63,126	59,087	259,922	235,607
Purchases of property and equipment	(3,161)	(4,896)	(9,642)	(22,243)
Non-GAAP Free Cash Flow	59,965	54,191	250,280	213,364
Payments associated with acquisition (1)	—	—	3,465	—
Non-GAAP Adjusted Free Cash Flow	$59,965	$54,191	$253,745	$213,364
(1) Payments related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Outlook for Fiscal Year 2023:

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow:

(In millions)
Projected FY'23 GAAP Net cash provided by operating activities	$270
Additions to property and equipment for cash	(10)
Projected Non-GAAP Free Cash Flow	$260